Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record 2012 Fourth Quarter and Full Year Results; Fourth Quarter EPS Increased 38% to $1.24 with Sales Growth of 15%

Fourth Quarter Highlights:

  Net income increased 38% to $88.1 million, or $1.24 per diluted share, with sales increasing 15% to $900.6 million, both fourth quarter records.
  Off-Road Vehicle sales increased 22%, On-Road Vehicle sales increased 36% and PG&A sales increased 17% during the 2012 fourth quarter.
  North American retail sales remained strong, increasing 13% in the fourth quarter compared to a year ago.
  Gross profit margins expanded 210 basis points to 28.2% in the fourth quarter due to manufacturing realignment savings, lower product costs and higher selling prices.

Full Year Highlights:

  Full year 2012 net income increased 37% to a record $312.3 million, or $4.40 per diluted share, with record sales of $3.2 billion, an increase of 21% from full year 2011.
  Full year 2012 gross profit margins improved 90 basis points compared to full year 2011.
  All product lines increased sales and retail market share for the full year 2012.

MINNEAPOLIS--(BUSINESS WIRE)--January 29, 2013--Polaris Industries Inc. (NYSE: PII) reported record fourth quarter net income of $1.24 per diluted share for the quarter ended December 31, 2012, up 38 percent from the prior year’s fourth quarter net income of $0.90 per diluted share. Reported net income was $88.1 million for the fourth quarter of 2012, up 38 percent from the previous fourth quarter’s net income of $63.9 million. Sales for the fourth quarter 2012 totaled a record $900.6 million, an increase of 15 percent over last year’s fourth quarter sales of $782.0 million.

For the full year ended December 31, 2012, Polaris reported record net income of $4.40 per diluted share, a 38% increase compared to $3.20 per diluted share for the year ended December 31, 2011. Reported net income was $312.3 million for the full year 2012, up 37 percent from the previous year’s net income of $227.6 million. Sales for the full year 2012 totaled a record $3,209.8 million, an increase of 21 percent compared to sales of $2,656.9 million for the full year 2011.

“Our outstanding fourth quarter results concluded another successful year for Polaris, from both financial and strategic perspectives. In 2012, Polaris exceeded $3 billion in sales for the first time and operational improvements drove net income margin above 9.7%, even as we continued to invest in numerous diversification and growth opportunities,” commented Scott Wine, Polaris’ Chief Executive Officer.

“We expect 2013 to be another year of profitable growth and margin expansion, although we remain wary of the fragility of the global economy, particularly in Europe, where we project our business will be down slightly. Our product development and investment activity will remain high, as indicated by our decision to approve the construction of a new European plant that will provide significant future cost reduction and growth opportunities. Our aggressive posture will be balanced by consistent and prudent evaluation and preparation for risks that may arise. Operational flexibility and aggressive cost control are core strengths of Polaris, and we will leverage our excellence in executing those disciplines to overcome any obstacles to continued profitable growth.”

“Our strong performance in 2012 once again afforded us the opportunity to invest in key growth initiatives. Perhaps most exciting is the progress we made in support of the much anticipated Indian Motorcycle resurgence, which justifies and requires an unprecedented level of resources and investments. From designing and developing an all new engine and bikes, to building the team, distribution network and launch plans, we are executing a plan that will ensure we give Indian the best possible introduction to the market later this year.”

“Between the Indian launch and the much anticipated release of our jointly developed product with Bobcat, 2013 will be an exciting year for new vehicles. We are also enthusiastic about the potential KLIM, which we acquired in the fourth quarter, brings to our PG&A offering, providing both additional growth opportunities and attractive margin characteristics through its strong apparel brand. I believe our Polaris team is the best in Powersports, and together we will build on the strong finish to 2012 and play to win- again! - in 2013.”

2013 Business Outlook
Wine continued, “Disciplined execution of a set of well-defined strategic goals has guided us through several successful years, and we expect 2013 to be no different. We anticipate another record year, though we are keenly aware of the uncertainty surrounding the overall U.S. and European economic environment and increasing competitive pressure, most notably in our core Off-Road Vehicles business. We are prepared with countermeasures if economic conditions worsen and we are confident that our unparalleled product line of RANGER and RZR products, bolstered by a robust multi-year product pipeline of new ATV and side-by-side products, will emphatically answer these competitive threats, continuing our solid growth and market share gains. However, we cannot realize the promise of these products unless we efficiently bring them to market. Between the Max Velocity Program for Off-Road Vehicles and the Retail Flow Management process we are implementing for motorcycles, we foresee logistics becoming another vehicle driving us towards our sales and earnings goals.”

Full year 2013 earnings are expected to be in the range of $4.85 to $5.05 per diluted share, which represents an increase of 10 to 15 percent compared to full year 2012 earnings. Net income for full year 2013 is also expected to increase in the range of 10 to 15 percent over full year 2012. Sales for full year 2013 are expected to increase seven to ten percent over full year 2012 sales, with sales increases projected in Off-Road Vehicles, On-Road Vehicles and PG&A.

Fourth Quarter Performance Summary (in thousands except per share data)
	Three Months ended December 31,			Twelve Months ended December 31,
Product line sales	2012	2011	Change	2012	2011	Change
Off-Road Vehicles	$567,103	$465,768	22%	$2,225,833	$1,822,334	22%
Snowmobiles	154,563	169,181	(9%)	282,968	280,046	1%
On-Road Vehicles	47,383	34,879	36%	240,172	146,328	64%
Parts, Garments & Accessories	131,598	112,141	17%	460,809	408,241	13%
Total Sales	$900,647	$781,969	+15%	$3,209,782	$2,656,949	+21%

Gross profit	$253,800	$204,308	+24%	$925,297	$740,583	+25%
Gross profit as a % of sales	28.2%	26.1%	+210 bpts	28.8%	27.9%	+90 bpts

Operating expenses	$129,218	$118,131	+9%	$480,792	$414,751	+16%
Operating expenses as a % of sales	14.3%	15.1%	-80 bpts	15.0%	15.6%	-60 bpts

Operating Income	$134,877	$93,130	+45%	$478,425	$349,924	+37%
Operating Income as a % of sales	15.0%	11.9%	+310 bpts	14.9%	13.2%	+170 bpts

Net Income	$88,064	$63,899	+38%	$312,310	$227,575	+37%
Net income as a % of sales	9.8%	8.2%	+160 bpts	9.7%	8.6%	+110 bpts

Diluted Net Income per share	$1.24	$0.90	+38%	$4.40	$3.20	+38%

Off-Road Vehicle (“ORV”) sales increased 22 percent from the fourth quarter 2011 to $567.1 million. This increase reflects continued North American market share gains for both ATVs and side-by-side vehicles as we continue to expand upon our industry leading ORV market share position. Polaris North American ORV unit retail sales were up mid-teens percent from the fourth quarter last year, with consumer purchases of side-by-side vehicles climbing more than 20 percent, and ATV retail sales up high-single digits percent. The Company estimates North American industry ORV retail sales in the fourth quarter 2012 rose mid-single digits percent from the fourth quarter of 2011. While our international businesses continued to gain market share, sales of ORVs outside of North America decreased nine percent in the fourth quarter, primarily due to weaker demand in Europe. For the full year 2012, Polaris ORV sales increased 22 percent compared to that of the prior year.

Snowmobile sales decreased nine percent to $154.6 million for the fourth quarter of 2012 as compared to $169.2 million for the fourth quarter of 2011. This decrease is due to the Company’s decision to escalate early season snowmobile shipments into the 2012 third quarter so as to better coincide with the start of the consumer retail snowmobile selling period. Polaris season-to-date market share through December 2012 has increased in an industry that is down less than five percent season-to-date in North America. Sales of snowmobiles outside of North America, principally in the Scandinavian region and in Russia, increased 15 percent in the fourth quarter of 2012 as compared to a year ago. For the full year 2012, sales of Polaris snowmobiles increased one percent compared to the prior year.

Sales of the On-Road Vehicles division, comprised primarily of Victory motorcycles but also including Indian motorcycles and our GEM and Goupil electric vehicles, increased 36 percent in the 2012 fourth quarter to $47.4 million. Consumer demand for Victory motorcycles was strong in each of our global markets, as we continued to gain market share and expand distribution in these areas. Fourth quarter and full year North American industry heavyweight cruiser and touring motorcycle retail sales were up slightly over 2011. Victory North American consumer unit retail sales increased in the fourth quarter and increased over ten times the industry percentage growth rate for the full year 2012. Sales of On-Road Vehicles to customers outside of North America increased over 50 percent during the 2012 fourth quarter. For the full year 2012, Polaris On-Road Vehicle sales increased 64 percent compared to the prior year.

Parts, Garments, and Accessories (“PG&A”) sales increased 17 percent during the fourth quarter 2012 compared to the same period last year. All product lines and product categories experienced increased sales. Sales of PG&A to customers outside of North America increased 16 percent during the 2012 fourth quarter compared to the same period last year. During the fourth quarter, the Company acquired KLIM, a privately owned, Rigby, Idaho-based company which designs, develops and distributes industry-leading KLIM brand of technical riding gear for both snowmobiles and motorcycles. For the full year 2012, Polaris PG&A sales increased 13 percent compared to the prior year.

International sales totaled $138.9 million for the 2012 fourth quarter, up six percent over the same period in 2011. The rise in fourth quarter sales resulted from a 19 percent combined increase in sales to customers in the Asia/Pacific and Latin American regions, along with higher sales of snowmobiles and Victory motorcycles and incremental sales from the Goupil acquisition. This was largely offset by lower ORV sales, primarily in Europe, due to sluggish economic conditions.

Gross profit for the fourth quarter of 2012 was 28.2 percent of sales, a 210 basis point increase over the fourth quarter 2011. Gross profit dollars increased 24 percent to $253.8 million for the fourth quarter of 2012, compared to $204.3 million for the fourth quarter of 2011. The increase in both the gross profit percentage and gross profit dollars is primarily due to cost savings from product cost reduction efforts, production efficiencies on increased volumes, higher selling prices and ongoing cost saving from the manufacturing realignment project, partially offset by higher sales promotions. For the full year 2012, gross profit as a percentage of sales increased 90 basis points to 28.8 percent.

Operating expenses for the fourth quarter of 2012 increased nine percent to $129.2 million, compared to $118.1 million during the fourth quarter of 2011. Operating expenses as a percentage of sales decreased to 14.3 percent of sales versus 15.1 percent of sales during the fourth quarter 2011. Operating expenses in absolute dollars for the fourth quarter of 2012 increased primarily due to higher selling and marketing expenses as we prepare for the Indian motorcycle launch and implement the new go-to-market program for motorcycles and ongoing infrastructure investments for growth initiatives. For the 2012 full year, operating expenses, as a percent of sales, decreased 60 basis points to 15.0 percent.

Income from financial services increased 48 percent to $10.3 million during fourth quarter 2012 as compared to $7.0 million in the fourth quarter of 2011. These results were primarily a consequence of increased profitability generated from retail credit portfolios with Sheffield, GE, and Capital One, and higher income from dealer inventory financing through the Polaris Acceptance joint venture. For the 2012 full year, income from financial services was $33.9 million, a 41 percent increase compared to $24.1 million for the full year 2011.

Non-operating other income was $1.2 million in the fourth quarter of 2012, compared to $4.6 million in the fourth quarter of 2011. The decrease in profitability resulted from foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries. For the 2012 full year, non-operating other income was $7.5 million as compared to $0.7 million for the full year 2011.

The Income tax provision for the fourth quarter 2012 was recorded at a rate of 34.5 percent of pretax income compared to 33.8 percent of pretax income for the fourth quarter 2011. For the 2012 full year, the income tax provision was recorded at a rate of 34.9 percent of pretax income compared to 34.3 percent for the full year 2011. The income tax provision rate is higher in the 2012 periods due to the renewal of the federal research and development income tax credit being deferred into calendar year 2013 by the U.S. Congress.

Financial Position and Cash Flow
Net cash provided by operating activities increased 38 percent to $416.1 million for the year-to-date period ended December 31, 2012 compared to $302.5 million for the same period in 2011. The increase in net cash provided by operating activities for the 2012 period was due primarily to the increase in net income and improved working capital. Total debt at the 2012 year end was $107.2 million, and the Company’s debt-to-total capital ratio was 13 percent at December 31, 2012, compared to 18 percent at the same period in 2011. Cash and cash equivalents were $417.0 million at December 31, 2012, an increase of 28 percent compared to $325.3 million for the same period in 2011.

Conference Call and Webcast Presentation
Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2012 fourth quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 48223930.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris
Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2013 sales, shipments, net income, net income per share, manufacturing realignment projects transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Sales	$900,647	$781,969	$3,209,782	$2,656,949
Cost of sales	646,847	577,661	2,284,485	1,916,366
Gross profit	253,800	204,308	925,297	740,583
Operating expenses
Selling and marketing	57,468	48,985	210,367	178,725
Research and development	33,327	31,383	127,361	105,631
General and administrative	38,423	37,763	143,064	130,395
Total operating expenses	129,218	118,131	480,792	414,751

Income from financial services	10,295	6,953	33,920	24,092
Operating income	134,877	93,130	478,425	349,924

Non-operating expense (income):
Interest expense	1,489	1,221	5,932	3,987
Equity in loss of other affiliates	179	-	179	-
Other income, net	(1,173)	(4,610)	(7,529)	(689)
Income before income taxes	134,382	96,519	479,843	346,626

Provision for income taxes	46,318	32,620	167,533	119,051
Net Income	$88,064	$63,899	$312,310	$227,575

Basic net income per share	$1.27	$0.93	$4.54	$3.31
Diluted net income per share	$1.24	$0.90	$4.40	$3.20

Weighted average shares outstanding:

Basic	69,112	68,885	68,849	68,792
Diluted	71,152	71,062	71,005	71,057

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	December 31, 2012	December 31, 2011

Assets
Current Assets:
Cash and cash equivalents	$417,015	$325,336
Trade receivables, net	119,769	115,302
Inventories, net	344,996	298,042
Prepaid expenses and other	34,039	33,969
Income taxes receivable	15,730	24,723
Deferred tax assets	86,292	77,665
Total current assets	1,017,841	875,037

Property and equipment, net	253,369	213,778
Investment in finance affiliate	56,988	42,251
Investment in other affiliates	12,817	5,000
Deferred tax assets	22,389	10,601
Goodwill and other intangible assets, net	107,216	77,718
Other long-term assets	15,872	3,639
Total Assets	$1,486,492	$1,228,024

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of capitalized lease obligations	$2,887	$2,653
Accounts payable	169,036	146,743
Accrued expenses:
Compensation	139,140	165,347
Warranties	47,723	44,355
Sales promotions and incentives	107,008	81,228
Dealer holdback	86,733	76,512
Other	73,529	68,856
Income taxes payable	4,973	639
Total current liabilities	631,029	586,333

Long-term income taxes payable	7,063	7,837
Capital lease obligations	4,292	4,600
Long-term debt	100,000	100,000
Other long-term liabilities	53,578	29,198
Total liabilities	795,962	727,968

Shareholders’ Equity:
Total shareholders’ equity	690,530	500,056
Total Liabilities and Shareholders’ Equity	$1,486,492	$1,228,024

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For the Year
	Ended December 31,
	2012	2011
Operating Activities:
Net income	$312,310	$227,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,580	66,390
Noncash compensation	35,420	20,548
Noncash income from financial services	(3,899)	(4,444)
Noncash expense from other affiliates	179	133
Deferred income taxes	(20,281)	(16,946)
Tax effect of share-based compensation exercises	(29,892)	(23,120)
Changes in current operating items:
Trade receivables	2,413	(23,115)
Inventories	(36,029)	(49,973)
Accounts payable	21,371	27,232
Accrued expenses	39,269	80,668
Income taxes payable/receivable	42,500	(1,343)
Prepaid expenses and others, net	(17,826)	(1,075)
Net cash provided by operating activities	416,115	302,530

Investing Activities:
Purchase of property and equipment	(103,083)	(84,484)
Investment in finance affiliate, net	(10,838)	(638)
Investment in other affiliates	(7,996)	(5,000)
Proceeds from sale of investments	-	876
Acquisition of businesses, net of cash acquired	(41,135)	(51,899)
Net cash used for investing activities	(163,052)	(141,145)

Financing Activities:
Borrowings under senior notes/capital lease obligations	2,437	100,000
Repayments under credit agreement/capital lease obligations	(7,478)	(202,333)
Repurchase and retirement of common shares	(127,524)	(132,372)
Cash dividends to shareholders	(101,534)	(61,585)
Tax effect of proceeds from share-based compensation exercises	29,892	23,120
Proceeds from stock issuances under employee plans	41,690	45,654

Net cash used for financing activities	(162,517)	(227,516)

Impact of currency translation on cash balances	1,133	(2,460)

Net decrease in cash and cash equivalents	91,679	(68,591)

Cash and cash equivalents at beginning of period	325,336	393,927

Cash and cash equivalents at end of period	$417,015	$325,336